Sabre reports fourth quarter and full-year 2017 results

Highlights:

•	Revenue increased 6.3% in the quarter and 6.7% for the full year 2017

•	Net income attributable to common stockholders increased 234.2% to $82.1 million in the quarter and the full year was flat at $242.5 million

•	Diluted net income attributable to common stockholders per share (EPS) increased 233.3% to $0.30 in the quarter and increased 1.2% to $0.87 for the full year

•	Adjusted EBITDA grew 2.7% to $256.7 million in the quarter and 3.1% to $1,078.6 million for the full year

•	Adjusted EPS grew 18.5% to $0.32 in the quarter and 6.9% to $1.40 for the full year

•	Cash provided by operating activities totaled $222.1 million in the quarter and $678.0 million for the full year

SOUTHLAKE, Texas – February 14, 2018– Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2017.

"2017 was a transformational year for Sabre," said Sean Menke, Sabre president and CEO. "We infused our leadership with fresh ideas, evolved our technology, enhanced our customer engagement strategies and found efficiencies in our SG&A and total technology investments. In the face of these significant undertakings, we delivered financial results consistent with our original guidance. Our successful close to the year reflects the hard work and commitment of the entire Sabre organization. Together, we have built a strong foundation that will help to carry our momentum forward.

"Our success in 2018 will be driven by executing against the strategies we've established, underpinned by a detailed set of prioritized initiatives that are measured, tracked, and maintained by our organizational leaders. I'm seeing great focus and collaboration across our business, which gives me confidence in our ability to deliver against our objectives and drive strong results for our customers and shareholders."

Q4 2017 Financial Summary

Sabre consolidated fourth quarter revenue increased 6.3% to $881.9 million, compared to $829.6 million in the year-ago period.

Net income attributable to common stockholders totaled $82.1 million, an increase of 234.2% from net income of $24.6 million in the fourth quarter of 2016. Diluted net income attributable to common stockholders per share (EPS) increased 233.3% to $0.30 from $0.09 in the fourth quarter of 2016. The increase in net income attributable to common stockholders is partially driven by a favorable comparison due to $31.8 million of litigation costs accrued in the year-ago period related to the U.S. Airways litigation.

Fourth quarter consolidated Adjusted EBITDA was $256.7 million, a 2.7% increase from $249.8 million in the fourth quarter of 2016. The increase in consolidated Adjusted EBITDA is the result of Adjusted EBITDA increases at Airline and Hospitality Solutions and Travel Network, partially offset by higher Corporate product and technology costs.

For the quarter, Sabre reported Adjusted Net Income from continuing operations per share (Adjusted EPS) of $0.32, an increase of 18.5% from $0.27 per share in the fourth quarter of 2016, partially driven by a lower effective tax rate.

With regards to Sabre's fourth quarter 2017 cash flows (versus prior year):

•	Cash provided by operating activities totaled $222.1 million (vs. $266.9 million)

•	Cash used in investing activities totaled $74.6 million (vs. $27.1 million)

•	Cash used in financing activities totaled $55.8 million (vs. $143.4 million)

•	Fourth quarter Free Cash Flow was $148.5 million (vs. $193.5 million)

With regard to Sabre's fourth quarter 2017 capital expenditures (versus prior year):

•	Capital expenditures totaled $73.6 million (vs. $73.4 million)

•	Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $86.4 million (vs. $92.2 million)

During the fourth quarter of 2017, Sabre returned $49.8 million to shareholders, including $38.4 million through its regular quarterly dividend and the repurchase of 626,528 shares for approximately $11.4 million in aggregate under its share repurchase authorization.

Full-Year 2017 Financial Summary

For the full-year 2017, Sabre total consolidated revenue increased 6.7% to $3.598 billion, compared to $3.373 billion for the prior year.

Consolidated net income attributable to common stockholders totaled $242.5 million, consistent with $242.6 million in 2016. Diluted net income attributable to common shareholders per share totaled $0.87 compared to $0.86 in 2016, an increase of 1.2%.

Consolidated Adjusted EBITDA totaled $1,078.6 million, a 3.1% increase from $1,046.6 million in 2016. The increase in consolidated Adjusted EBITDA is the result of Adjusted EBITDA increases in Airline and Hospitality Solutions and Travel Network, partially offset by higher Corporate product and technology costs.

For the full-year 2017, Adjusted EPS increased 6.9% to $1.40 from $1.31 per share in 2016.

With regards to Sabre's full year 2017 cash flows (versus prior year):

•	Cash provided by operating activities totaled $678.0 million (vs. $699.4 million)

•	Cash used in investing activities totaled $317.5 million (vs. $445.8 million)

•	Cash used in financing activities totaled $356.8 million (vs. $190.0 million)

•	Full-year 2017 Free Cash Flow totaled $361.6 million (vs. $371.8 million)

With regards to Sabre's full year 2017 capital expenditures (versus prior year):

•	Capital expenditures totaled $316.4 million (vs. $327.6 million)

•	Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $377.2 million (vs. $411.1 million)

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Total Company:

Revenue	$881,862	$829,620	6.3	$3,598,484	$3,373,387	6.7
Operating Income	$134,600	$55,961	140.5	$493,440	$459,572	7.4
Net income attributable to common stockholders	$82,090	$24,561	234.2	$242,531	$242,562	—
Diluted net income attributable to common stockholders per share (EPS)	$0.30	$0.09	233.3	$0.87	$0.86	1.2

Adjusted Gross Profit*	$359,599	$354,233	1.5	$1,500,186	$1,460,675	2.7
Adjusted EBITDA*	$256,667	$249,825	2.7	$1,078,571	$1,046,646	3.1
Adjusted Operating Income*	$154,606	$163,290	(5.3)	$706,149	$720,361	(2.0)
Adjusted Net Income*	$87,961	$76,883	14.4	$390,118	$370,937	5.2
Adjusted EPS*	$0.32	$0.27	18.5	$1.40	$1.31	6.9

Cash provided by operating activities	$222,127	$266,866	(16.8)	$678,033	$699,400	(3.1)
Cash used in investing activities	$(74,573)	$(27,095)	175.2	$(317,525)	$(445,808)	(28.8)
Cash used in financing activities	$(55,844)	$(143,378)	(61.1)	$(356,780)	$(190,025)	87.8
Capital Expenditures	$73,625	$73,415	0.3	$316,436	$327,647	(3.4)
Adjusted Capital Expenditures*	$86,423	$92,243	(6.3)	$377,202	$411,052	(8.2)

Free Cash Flow*	$148,502	$193,451	(23.2)	$361,597	$371,753	(2.7)

Net Debt (total debt, less cash)	$3,126,652	$3,114,381
Net Debt / LTM Adjusted EBITDA*	2.9x	3.0x

Travel Network:

Revenue	$619,029	$569,099	8.8	$2,550,470	$2,374,849	7.4
Transaction Revenue	$577,031	$524,989	9.9	$2,376,816	$2,199,219	8.1
Subscriber / Other Revenue	$41,998	$44,110	(4.8)	$173,654	$175,630	(1.1)
Operating Income	$188,614	$193,963	(2.8)	$848,336	$835,248	1.6

Adjusted EBITDA*	$231,004	226,062	2.2	$1,004,412	$970,688	3.5

Total Bookings	121,412	117,040	3.7	524,824	505,471	3.8
Air Bookings	105,903	102,697	3.1	462,381	445,050	3.9
Lodging, Ground and Sea Bookings	15,509	14,343	8.1	62,443	60,421	3.3

Bookings Share	36.0%	36.8%		36.3%	37.1%

Airline and Hospitality Solutions:

Revenue	$269,681	$266,366	1.2	$1,074,360	$1,019,306	5.4
Operating Income	$69,777	$61,756	13.0	$246,833	$217,631	13.4

Adjusted EBITDA*	$116,914	$102,108	14.5	$415,809	$372,063	11.8

Passengers Boarded	173,052	199,748	(13.4)	772,149	789,260	(2.2)
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Sabre Travel Network

Fourth quarter 2017 highlights (versus prior year):

•	Fourth quarter 2017 Travel Network revenue increased 8.8% to $619.0 million.

•	Global bookings increased 3.7%, driven by 12.5% growth in Asia-Pacific, 5.3% growth in Latin America, 3.9% growth in EMEA, and 0.3% in North America.

•	Operating income decreased 2.8% to $188.6 million and operating income margin decreased to 30.5%. Operating income was impacted by higher depreciation and amortization versus the prior-year period.

•
Adjusted EBITDA increased 2.2% to $231.0 million, and Adjusted EBITDA margin decreased to 37.3%. Operating income and Adjusted EBITDA were supported by the benefits of the cost reduction and business alignment program initiated in August of 2017, offset by growth in incentive expenses, primarily due to large agency renewals signed in 2016, regional mix and new customer conversions.

Full year 2017 highlights (versus prior year):

•	Full-year 2017 Travel Network revenue increased 7.4% to $2.550 billion.

•	Global bookings increased 3.8%, driven by 9.8% growth in EMEA, 7.9% growth in Asia-Pacific, 1.7% growth in Latin America, and 1.0% growth in North America. Global air bookings share was 36.3%.

•	Operating income increased 1.6% to $848.3 million and operating income margin decreased to 33.3%.

•
Adjusted EBITDA increased 3.5% to $1,004.4 million and Adjusted EBITDA margin decreased to 39.4%. Operating income and Adjusted EBITDA growth were driven by bookings growth in all regions, a 4.1% increase in average booking fee and the benefits of the cost reduction and business alignment program initiated in August of 2017, partially offset by growth in incentive expenses primarily due to large agency renewals signed in 2016, regional mix and new customer conversions.

Sabre Airline and Hospitality Solutions

Fourth quarter 2017 highlights (versus prior year):

•
Fourth quarter 2017 Airline and Hospitality Solutions revenue increased 1.2% to $269.7 million. Contributing to the rise in revenue was low single digit growth in AirVision and AirCentre solutions and Hospitality Solutions growth in the mid-teens, offset somewhat by a modest decline in SabreSonic revenue due to the ending of legacy reservations system services to Southwest Airlines in mid-2017 and a decline in discrete professional services revenue.

•	Airline passengers boarded declined 13.4% in the quarter due to the impact of Southwest. Passengers boarded grew 6.0% on a consistent carrier basis.

•	Operating income increased 13.0% to $69.8 million and operating income margin expanded to 25.9%.

•
Adjusted EBITDA increased 14.5% to $116.9 million and Adjusted EBITDA margin increased to 43.4%. Operating income and Adjusted EBITDA growth were supported by the benefits from the cost reduction and business alignment program initiated in August of 2017 and lower technology expenses than the year ago period. The year ago period included incremental service-level agreement costs.

Full year 2017 highlights (versus prior year):

•
Full-year Airline and Hospitality Solutions revenue increased 5.4% to $1,074.4 million. Within this, full-year Airline Solutions revenue increased 2.7% to $816.0 million and Hospitality Solutions increased 15.0% to $258.4 million.

•
Airline passengers boarded declined 2.2% due to the mid-year 2017 ending of legacy reservations system services to Southwest Airlines. Excluding Southwest, total passengers boarded increased 9.1%, driven by the implementation at Alitalia in October 2016 and passengers boarded growth of 5.8% on a consistent carrier basis.

•	Operating income increased 13.4% to $246.8 million and operating income margin expanded to 23.0%.

•
Adjusted EBITDA increased 11.8% to $415.8 million and Adjusted EBITDA margin increased to 38.7%. Operating income and Adjusted EBITDA growth were supported by the benefits of the cost reduction and business alignment program initiated in August of 2017.

Dividend

Sabre's Board of Directors declared a quarterly dividend of $0.14 per share, payable on March 30, 2018 to shareholders of record on March 21, 2018.

2018 Business Outlook and Financial Guidance

With respect to the 2018 guidance below, full-year Adjusted Net Income guidance consists of full-year expected net income attributable to common stockholders less the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $70 million; stock-based compensation expense of approximately $60 million; other items (primarily consisting of litigation and other costs) of approximately $5 million; and the tax benefit of the above adjustments of approximately $30 million. Full-year Adjusted EPS guidance consists of Adjusted Net Income divided by the projected weighted-average diluted common share count for the full year of approximately 278 million.

Full-year Adjusted Operating Income guidance consists of Adjusted Net Income guidance less the impact of interest expense, net of approximately $155 million and provision for income taxes less tax impact of net income adjustments of approximately $125 million.

Full-year Adjusted EBITDA guidance consists of Adjusted Operating Income guidance less the impact of depreciation and amortization of property and equipment, amortization of capitalized implementation costs and amortization of upfront incentive consideration of approximately $405 million.

Full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $695 million to $715 million less additions to property and equipment of $305 million to $325 million.

Full-Year 2018 Financial Guidance

The 2018 guidance below incorporates the expected impact of Sabre's adoption of the revenue recognition standard, Revenue from Contracts with Customers ("ASC 606"), on a modified retrospective basis, as well as the impact of U.S. tax reform. More detail on these items is provided below.

	Range	Growth Rate	Growth Rate Excluding the Impacts of ASC 606 and U.S. Tax Reform
($ millions, except EPS)
Revenue	$3,685M - $3,765M	2% - 5%	4% - 6%

Adjusted EBITDA	$1,055M - $1,095M	(2%) - 2%	2% - 5%

Adjusted Operating Income	$650M - $690M	(8%) - (2%)	(2%) - 3%

Adjusted Net Income	$375M - $415M	(4%) - 6%	(5%) - 5%

Adjusted EPS	$1.34 - $1.48	(4%) - 6%	(5%) - 5%

Capital Expenditures (GAAP)	$305M - $325M	(4%) - 3%	(4%) - 3%

Free Cash Flow	Approximately $390M	Approximately 8%	Approximately 8%

Important considerations:

•
The impact of U.S. tax reform is expected to reduce Sabre's effective tax rate to approximately 24% versus previous expectations of approximately 30% in 2018. This tax rate reduction is expected to increase net income attributable to common stockholders and Adjusted EPS by approximately $0.12 in 2018 before the impact of adopting ASC 606. Because Sabre is not currently a material U.S. cash tax payer due to net operating losses (NOLs), this tax rate reduction is expected to have no material benefit on cash provided by operating activities or Free Cash Flow in 2018.

•
In 2018, Sabre expects capital intensity to decline as a percent of revenue and expects roughly flat capital expenditures versus the prior year. As Sabre reallocates investment dollars into accelerating its use of private and public cloud environments and continues to invest in enhancements for stability, security and compliance with the European Union's General Data Protection Regulation (GDPR), costs associated with these investments are expected to rotate to operating expense as opposed to capital expenditures. In 2018, Sabre expects these investments to increase technology operating expenses by approximately $30 million and reduce net income attributable to common stockholders and Adjusted EPS by approximately $0.08.

Update to previous preliminary ASC 606 guidance:

•
The impact of adoption of ASC 606 is expected in 2018 to reduce Sabre revenue, operating income and Adjusted EBITDA by approximately $40 million and accordingly reduce net income attributable to common stockholders and Adjusted EPS by approximately $0.11, based on the midpoint of the current expected range discussed below. This is at the bottom end of Sabre's previously disclosed expected revenue reduction range of $40 million to $80 million.

The estimated impacts of U.S. tax reform and ASC 606 are preliminary and subject to finalization, and consequently the actual impacts may differ materially. See "2018 Reporting Changes and Impacts of U.S. Tax Reform and ASC 606" below for additional details.

2018 Reporting Changes and Impacts of U.S. Tax Reform and ASC 606

2018 Reporting Changes: Effective the first quarter of 2018, Sabre plans to disaggregate the Airline and Hospitality Solutions reportable segment, and as a result it will have three reportable segments comprised of: (i) Travel Network, (ii) Airline Solutions, and (iii) Hospitality Solutions. In conjunction with this change, Sabre plans to modify the methodology it has historically used to allocate shared corporate technology costs. Each segment will reflect a portion of Sabre's shared corporate costs that historically were not allocated to a business unit, based on defined revenue metrics or relative consumption of shared technology infrastructure costs. These changes will have no impact on Sabre's consolidated results of operations, but will result in a decrease of segment profitability only.

Sabre has provided certain unaudited, pro forma financial information that reflects the disaggregation of Airline and Hospitality Solutions into separate segments, as well as the allocation of shared corporate technology costs as described above, on the Sabre Investor Relations website at investors.sabre.com.

Impact of U.S. Tax Reform: In December 2017, comprehensive U.S. tax reform legislation, the Tax Cuts and Jobs Act ("TCJA") was signed into law. The TCJA contains significant changes to the U.S. corporate income tax system, including a reduction of the U.S. federal corporate income tax rate from 35% to 21%, a limitation of the tax deduction for interest expense to 30% of adjusted taxable income (as defined in the TCJA), base erosion provisions related to intercompany foreign payments and global low-taxed income, one-time taxation of offshore earnings at reduced rate in connection with the transition of U.S. international taxation from a worldwide tax system to a territorial tax system, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), and modifying or repealing many business deductions and credits.

Sabre has not completed its accounting for the tax effects of the enactment of the TCJA due to the complexities of the TCJA, pending clarifications, and additional information needed to finalize certain calculations; however, Sabre has recorded a reasonable estimate of the effects on its deferred tax balances, the one-time transition tax and the effect of the TCJA on its liability related to the tax receivable agreement ("TRA").

Provisional estimates of the impacts of the enactment of the TCJA are summarized below:

•
Sabre recorded a provisional amount in the fourth quarter of 2017 for its one-time transition tax liability for previously untaxed earnings and profits of its foreign subsidiaries, resulting in an increase in income tax expense of $48 million. This amount is excluded from Adjusted Net Income for the fourth quarter of 2017. Sabre currently expects that payments on this aggregate amount of one-time transition tax will be paid out in cash through 2025.

•
Sabre recorded a provisional reduction in the fourth quarter of 2017 to its liability for future TRA payments of $58 million, which is reflected in its income from continuing operations before taxes. This amount is also excluded from Adjusted Net Income for the fourth quarter of 2017. Sabre currently estimates the remaining TRA payments will be made through 2021.

•
Sabre estimates that its effective tax rate will be reduced to approximately 24% versus previous expectations for approximately 30% in 2018. Because Sabre is not currently a material U.S. cash tax payer due to NOLs, the reduction in effective tax rate is expected to have no material benefit on cash provided by operating activities or Free Cash Flow.

Impact of ASC 606: In May 2014, the Financial Accounting Standards Board issued a comprehensive update to revenue recognition guidance, ASC 606, that will replace current standards. Under the updated standard, revenue is recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration that is expected to be received for those goods and services. As of January 1, 2018, Sabre has adopted this new standard using the modified retrospective transition method, which will result in a cumulative adjustment as of that date.

Sabre's quantification of the impact of its adoption of this standard on its financial results is ongoing and will not be finalized until the period of adoption. To date, Sabre's assessment has identified the following anticipated impacts related to its adoption of the standard:

•	Sabre does not expect any material changes to revenue recognition for its Travel Network and Hospitality Solutions businesses.

•
Airline Solutions is expected to be impacted by the new standard primarily with respect to agreements sold under the license fee and maintenance structure and certain SaaS agreements with tiered pricing/variable rate structures.

•
In 2018, Airline Solutions consolidated revenue recognized is estimated to be reduced by approximately $40 million to $50 million before the impact of new sales or renewals. This revenue reduction is estimated to be partially offset by approximately $5 million from the benefit of revenue recognition for new or renewed Airline Solutions' agreements in 2018. Based on the midpoint of the range provided and the net impact of the items discussed above, for 2018:

◦	Airline Solutions consolidated net revenue recognized is estimated to be reduced by approximately $40 million,

◦	Airline Solutions consolidated operating income and Adjusted EBITDA are estimated to be reduced by approximately $40 million, and

◦	Net income attributable to common stockholders per share and Adjusted EPS are estimated to be reduced by approximately $0.11.

•	Sabre does not expect any impact to its cash provided by operating activities or Free Cash Flow.

•
Sabre expects to record a net increase to its opening retained earnings as of January 1, 2018 of approximately $100 million to $130 million with a corresponding increase in current and long-term unbilled receivables, contract assets, and other assets. Implications to tax related accounts are not included in these estimated amounts.

Sabre's assessment is ongoing and subject to finalization, and consequently the actual impact of the adoption may differ materially from these estimated ranges.

Conference Call

Sabre will conduct its fourth quarter and full-year 2017 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

Investor Day

Sabre plans to host an investor day in Southlake, Texas on Tuesday, March 6, 2018. A live audio webcast of the session can be accessed on the Sabre Investor Relations website at investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com. In addition,

Sabre has provided certain unaudited, pro forma financial information that reflects the disaggregation of Airline and Hospitality Solutions into separate segments, as well as the allocation of shared corporate technology costs, at this website.

Industry Data

This release contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have not independently verified this third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income, Adjusted EPS and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "guidance," "outlook," "forecast," “expect,” "plan," "anticipate," "estimate," "preliminary," "objective," "will," "provisional," "project," "believe," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, exposure to pricing pressure in the Travel Network business, maintenance of the stability and integrity of our systems and infrastructure and the effect of any security incidents, the implementation and effects of new or renewed agreements, the effects of the implementation of new accounting standards, the effects of tax law changes, including the Tax Cuts and Jobs Act, travel suppliers' usage of alternative distribution models, competition in the travel distribution market and solutions markets, the implementation and results of our cost reduction and business alignment program, failure to adapt to technological developments, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, changes affecting travel supplier customers, use of third-party distributor partners, dependence on relationships with travel buyers, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on third parties to provide information technology services, compliance with regulatory and other requirements, including data privacy, our ability to recruit, train and retain employees, including our key executive officers and technical employees, and the effects of litigation. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on October 31, 2017 and our Annual Report on Form 10-K filed with the SEC on February 17, 2017 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$881,862	$829,620	$3,598,484	$3,373,387
Cost of revenue	631,234	583,430	2,513,857	2,287,662
Selling, general and administrative	126,938	190,229	510,075	626,153
Impairment and related charges	(10,910)	—	81,112	—
Operating income	134,600	55,961	493,440	459,572
Other (expense) income:
Interest expense, net	(37,348)	(41,837)	(153,925)	(158,251)
Loss on extinguishment of debt	—	—	(1,012)	(3,683)
Joint venture equity income	812	536	2,580	2,780
Other, net	56,318	23,100	36,530	27,617
Total other income (expense), net	19,782	(18,201)	(115,827)	(131,537)
Income from continuing operations before income taxes	154,382	37,760	377,613	328,035
Provision for income taxes	71,201	6,740	128,037	86,645
Income from continuing operations	83,181	31,020	249,576	241,390
Income (loss) from discontinued operations, net of tax	296	(5,309)	(1,932)	5,549
Net income	83,477	25,711	247,644	246,939
Net income attributable to noncontrolling interests	1,387	1,150	5,113	4,377
Net income attributable to common stockholders	$82,090	$24,561	$242,531	$242,562

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.30	$0.11	$0.88	$0.85
(Loss) income from discontinued operations	—	(0.02)	(0.01)	0.02
Net income per common share	$0.30	$0.09	$0.87	$0.87
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.30	$0.11	$0.88	$0.84
(Loss) income from discontinued operations	—	(0.02)	(0.01)	0.02
Net income per common share	$0.30	$0.09	$0.87	$0.86
Weighted-average common shares outstanding:
Basic	274,272	278,801	276,893	277,546
Diluted	274,951	282,455	278,320	282,752

Dividends per common share	$0.14	$0.13	$0.56	$0.52

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$361,381	$364,114
Accounts receivable, net	490,558	400,667
Prepaid expenses and other current assets	108,753	88,600
Total current assets	960,692	853,381
Property and equipment, net	799,194	753,279
Investments in joint ventures	27,527	25,582
Goodwill	2,554,987	2,548,447
Acquired customer relationships, net	351,034	387,632
Other intangible assets, net	332,171	387,805
Deferred income taxes	31,817	95,285
Other assets, net	591,942	673,159
Total assets	$5,649,364	$5,724,570

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$162,755	$168,576
Accrued compensation and related benefits	112,343	102,037
Accrued subscriber incentives	271,200	216,011
Deferred revenues	110,532	187,108
Other accrued liabilities	198,353	222,879
Current portion of debt	57,138	169,246
Tax Receivable Agreement	59,826	100,501
Total current liabilities	972,147	1,166,358
Deferred income taxes	99,801	88,957
Other noncurrent liabilities	480,185	567,359
Long-term debt	3,398,731	3,276,281
Stockholders’ equity
Common stock: $0.01 par value; 450,000,000 authorized shares; 289,137,901 and 285,461,125 shares issued, 274,342,175 and 276,949,802 shares outstanding at December 31, 2017 and 2016, respectively	2,891	2,854
Additional paid-in capital	2,174,187	2,105,843
Treasury stock, at cost, 14,795,726 and 8,511,323 shares at December 31, 2017 and 2016 respectively	(341,846)	(221,746)
Retained deficit	(1,053,446)	(1,141,116)
Accumulated other comprehensive loss	(88,484)	(122,799)
Noncontrolling interest	5,198	2,579
Total stockholders’ equity	698,500	625,615
Total liabilities and stockholders’ equity	$5,649,364	$5,724,570

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016
Operating Activities
Net income	$247,644	$246,939
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	400,871	413,986
Impairment and related charges	81,112	—
Amortization of upfront incentive consideration	67,411	55,724
Tax Receivable Agreement	(59,603)	—
Deferred income taxes	48,760	48,454
Stock-based compensation expense	44,689	48,524
Debt modification costs	14,758	—
Allowance for doubtful accounts	9,459	10,567
Amortization of debt issuance costs	5,923	9,611
Joint venture equity income	(2,580)	(2,780)
Loss (income) from discontinued operations	1,932	(5,549)
Dividends received from joint venture investments	1,088	640
Loss on extinguishment of debt	1,012	3,683
Litigation-related credits	—	(25,527)
Other	13,284	(5,426)
Changes in operating assets and liabilities:
Accounts and other receivables	(108,596)	(12,949)
Upfront incentive consideration	(94,296)	(70,702)
Capitalized implementation costs	(60,766)	(83,405)
Prepaid expenses and other current assets	109	(11,809)
Other assets	(21,111)	(2,799)
Accounts payable and other accrued liabilities	67,034	56,787
Deferred revenue including upfront solution fees	13,861	22,663
Accrued compensation and related benefits	6,038	2,768
Cash provided by operating activities	678,033	699,400
Investing Activities
Additions to property and equipment	(316,436)	(327,647)
Acquisitions, net of cash acquired	—	(164,120)
Proceeds from sale of marketable securities	—	45,959
Other investing activities	(1,089)	—
Cash used in investing activities	(317,525)	(445,808)
Financing Activities
Proceeds of borrowings from lenders	1,897,625	1,055,000
Payments on borrowings from lenders	(1,880,506)	(999,868)
Cash dividends paid to common stockholders	(154,861)	(144,355)
Repurchase of common stock	(109,100)	(100,000)
Payments on Tax Receivable Agreement	(99,241)	—
Debt prepayment fees and issuance costs	(19,052)	(11,377)
Net proceeds on the settlement of equity-based awards	12,647	27,344
Other financing activities	(4,292)	(16,769)
Cash used in financing activities	(356,780)	(190,025)
Cash Flows from Discontinued Operations
Cash used in operating activities	(4,848)	(19,478)
Cash used in discontinued operations	(4,848)	(19,478)
Effect of exchange rate changes on cash and cash equivalents	(1,613)	(1,107)
(Decrease) increase in cash and cash equivalents	(2,733)	42,982
Cash and cash equivalents at beginning of period	364,114	321,132
Cash and cash equivalents at end of period	$361,381	$364,114

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted Net Income from continuing operations per share ("Adjusted EPS"), Adjusted Capital Expenditures, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, impairment and related charges, amortization of upfront incentive consideration, the cost of revenue portion of depreciation and amortization, restructuring and other costs, and stock-based compensation.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for joint venture equity income, impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation (reimbursements) costs, net, and stock-based compensation.

We define Adjusted Net Income as net income attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, acquisition-related amortization, impairment and related charges, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, stock-based compensation and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision (benefit) for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by the diluted weighted-average common shares outstanding.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our Board of Directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures include cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Operating Income (Loss), Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•
Other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA and Adjusted Operating Income:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to common stockholders	$82,090	$24,561	$242,531	$242,562
(Income) loss from discontinued operations, net of tax	(296)	5,309	1,932	(5,549)
Net income attributable to noncontrolling interests(1)	1,387	1,150	5,113	4,377
Income from continuing operations	83,181	31,020	249,576	241,390
Adjustments:
Impairment and related charges(2)	(10,910)	—	81,112	—
Acquisition-related amortization(3a)	20,194	35,847	95,860	143,425
Loss on extinguishment of debt	—	—	1,012	3,683
Other, net(5)	(56,318)	(23,100)	(36,530)	(27,617)
Restructuring and other costs(6)	(1,329)	16,463	23,975	18,286
Acquisition-related costs(7)	—	65	—	779
Litigation costs (reimbursements)(8)	963	41,906	(35,507)	46,995
Stock-based compensation	10,276	12,512	44,689	48,524
Tax impact of net income (loss) adjustments(9)	41,904	(37,830)	(34,069)	(104,528)
Adjusted Net Income from continuing operations	$87,961	$76,883	$390,118	$370,937
Adjusted Net Income from continuing operations per share	$0.32	$0.27	$1.40	$1.31
Diluted weighted-average common shares outstanding	274,951	282,455	278,320	282,752

Adjusted Net Income from continuing operations	$87,961	$76,883	$390,118	$370,937
Adjustments:
Depreciation and amortization of property and equipment(3b)	73,438	65,153	264,880	233,303
Amortization of capitalized implementation costs(3c)	11,510	9,030	40,131	37,258
Amortization of upfront incentive consideration(4)	17,113	12,352	67,411	55,724
Interest expense, net	37,348	41,837	153,925	158,251
Remaining provision for income taxes	29,297	44,570	162,106	191,173
Adjusted EBITDA	256,667	249,825	1,078,571	1,046,646
Less:
Depreciation and amortization(3)	105,142	110,030	400,871	413,986
Amortization of upfront incentive consideration(4)	17,113	12,352	67,411	55,724
Acquisition-related amortization(3a)	(20,194)	(35,847)	(95,860)	(143,425)
Adjusted Operating Income	$154,606	$163,290	$706,149	$720,361

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Additions to property and equipment	$73,625	$73,415	$316,436	$327,647
Capitalized implementation costs	12,798	18,828	60,766	83,405
Adjusted Capital Expenditures	$86,423	$92,243	$377,202	$411,052

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash provided by operating activities	$222,127	$266,866	$678,033	$699,400
Cash used in investing activities	(74,573)	(27,095)	(317,525)	(445,808)
Cash used in financing activities	(55,844)	(143,378)	(356,780)	(190,025)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash provided by operating activities	$222,127	$266,866	$678,033	$699,400
Additions to property and equipment	(73,625)	(73,415)	(316,436)	(327,647)
Free Cash Flow	$148,502	$193,451	$361,597	$371,753

Reconciliation of net income (loss) attributable to common stockholders to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	LTM
Net income attributable to common stockholders	$75,939	$(6,487)	$90,989	$82,090	$242,531
(Income) loss from discontinued operations, net of tax	477	1,222	529	(296)	1,932
Net income attributable to noncontrolling interests(1)	1,306	1,113	1,307	1,387	5,113
Income (loss) from continuing operations	77,722	(4,152)	92,825	83,181	249,576
Adjustments:
Impairment and related charges(2)	—	92,022	—	(10,910)	81,112
Acquisition-related amortization(3a)	35,181	20,259	20,226	20,194	95,860
Loss on extinguishment of debt	—	—	1,012	—	1,012
Other, net (5)	15,234	752	3,802	(56,318)	(36,530)
Restructuring and other costs (6)	—	25,304	—	(1,329)	23,975
Litigation costs (reimbursements)(8)	3,501	958	(40,929)	963	(35,507)
Stock-based compensation	8,034	14,724	11,655	10,276	44,689
Depreciation and amortization of property and equipment(3b)	61,300	63,810	66,332	73,438	264,880
Amortization of capitalized implementation costs(3c)	9,189	8,948	10,484	11,510	40,131
Amortization of upfront incentive consideration(4)	16,132	16,161	18,005	17,113	67,411
Interest expense, net	39,561	38,097	38,919	37,348	153,925
Provision (benefit) for income taxes	31,707	(15,466)	40,595	71,201	128,037
Adjusted EBITDA	$297,561	$261,417	$262,926	$256,667	$1,078,571

Net Debt (total debt, less cash)					$3,126,652
Net Debt / LTM Adjusted EBITDA					2.9x

	Three Months Ended
	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	LTM
Net income attributable to common stockholders	$105,167	$72,019	$40,815	$24,561	$242,562
(Income) loss from discontinued operations, net of tax	(13,350)	2,098	394	5,309	$(5,549)
Net income attributable to noncontrolling interests(1)	1,102	1,078	1,047	1,150	4,377
Income from continuing operations	92,919	75,195	42,256	31,020	241,390
Adjustments:
Acquisition-related amortization(3a)	34,130	34,018	39,430	35,847	143,425
Loss on extinguishment of debt	—	—	3,683	—	3,683
Other, net(5)	(3,360)	(876)	(281)	(23,100)	(27,617)
Restructuring and other costs(6)	124	1,116	583	16,463	18,286
Acquisition-related costs(7)	108	516	90	65	779
Litigation (reimbursements) costs, net (8)	(3,846)	1,901	7,034	41,906	46,995
Stock-based compensation	10,289	12,810	12,913	12,512	48,524
Depreciation and amortization of property and equipment (3b)	53,665	56,214	58,271	65,153	233,303
Amortization of capitalized implementation costs (3c)	8,488	8,211	11,529	9,030	37,258
Amortization of upfront incentive consideration(4)	12,337	13,896	17,139	12,352	55,724
Interest expense, net	41,202	37,210	38,002	41,837	158,251
Provision for income taxes	41,424	31,273	7,208	6,740	86,645
Adjusted EBITDA	$287,480	$271,484	$237,857	$249,825	$1,046,646

Net Debt (total debt, less cash)					$3,114,381
Net Debt / LTM Adjusted EBITDA					3.0x

Reconciliation of operating income (loss) to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating Income (Loss) by business segment:

	Three Months Ended December 31, 2017
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$188,614	$69,777	$(123,791)	$134,600
Add back:
Selling, general and administrative	35,024	16,084	75,830	126,938
Impairment and related charges(2)	—	—	(10,910)	(10,910)
Cost of revenue adjustments:
Depreciation and amortization(3)	23,169	46,219	18,736	88,124
Restructuring and other costs (6)	—	—	(372)	(372)
Amortization of upfront incentive consideration(4)	17,113	—	—	17,113
Stock-based compensation	—	—	4,106	4,106
Adjusted Gross Profit	263,920	132,080	(36,401)	359,599
Selling, general and administrative	(35,024)	(16,084)	(75,830)	(126,938)
Joint venture equity income	812	—	—	812
Selling, general and administrative adjustments:
Depreciation and amortization(3)	1,296	918	14,804	17,018
Restructuring and other costs(6)	—	—	(957)	(957)
Litigation costs(8)	—	—	963	963
Stock-based compensation	—	—	6,170	6,170
Adjusted EBITDA	231,004	116,914	(91,251)	256,667
Less:
Depreciation and amortization(3)	24,465	47,137	33,540	105,142
Amortization of upfront incentive consideration(4)	17,113	—	—	17,113
Acquisition-related amortization(3a)	—	—	(20,194)	(20,194)
Adjusted Operating Income (Loss)	$189,426	$69,777	$(104,597)	$154,606

Operating income margin	30.5%	25.9%	NM	15.4%
Adjusted EBITDA margin	37.3%	43.4%	NM	29.1%

	Three Months Ended December 31, 2016
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$193,963	$61,756	$(199,758)	$55,961
Add back:
Selling, general and administrative	28,836	17,277	144,116	190,229
Cost of revenue adjustments:
Depreciation and amortization(3)	17,911	40,006	20,160	78,077
Restructuring and other costs (6)	—	—	12,660	12,660
Amortization of upfront incentive consideration(4)	12,352	—	—	12,352
Stock-based compensation	—	—	4,954	4,954
Adjusted Gross Profit	253,062	119,039	(17,868)	354,233
Selling, general and administrative	(28,836)	(17,277)	(144,116)	(190,229)
Joint venture equity income	536	—	—	536
Selling, general and administrative adjustments:
Depreciation and amortization(3)	1,300	346	30,307	31,953
Restructuring and other costs(6)	—	—	3,803	3,803
Acquisition-related costs(7)	—	—	65	65
Litigation costs(8)	—	—	41,906	41,906
Stock-based compensation	—	—	7,558	7,558
Adjusted EBITDA	226,062	102,108	(78,345)	249,825
Less:
Depreciation and amortization(3)	19,211	40,352	50,467	110,030
Amortization of upfront incentive consideration(4)	12,352	—	—	12,352
Acquisition-related amortization(3a)	—	—	(35,847)	(35,847)
Adjusted Operating Income (Loss)	$194,499	$61,756	$(92,965)	$163,290

Operating income margin	34.1%	23.2%	NM	6.7%
Adjusted EBITDA margin	39.7%	38.3%	NM	30.1%

	Year Ended December 31, 2017
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$848,336	$246,833	$(601,729)	$493,440
Add back:
Selling, general and administrative	130,700	79,955	299,420	510,075
Impairment and related charges(2)	—	—	81,112	81,112
Cost of revenue adjustments:
Depreciation and amortization(3)	80,780	165,551	71,481	317,812
Restructuring and other costs(6)	—	—	12,604	12,604
Amortization of upfront incentive consideration(4)	67,411	—	—	67,411
Stock-based compensation	—	—	17,732	17,732
Adjusted Gross Profit	1,127,227	492,339	(119,380)	1,500,186
Selling, general and administrative	(130,700)	(79,955)	(299,420)	(510,075)
Joint venture equity income	2,580	—	—	2,580
Selling, general and administrative adjustments:
Depreciation and amortization(3)	5,305	3,425	74,329	83,059
Restructuring and other costs(6)	—	—	11,371	11,371
Litigation reimbursements(8)	—	—	(35,507)	(35,507)
Stock-based compensation	—	—	26,957	26,957
Adjusted EBITDA	1,004,412	415,809	(341,650)	1,078,571
Less:
Depreciation and amortization(3)	86,085	168,976	145,810	400,871
Amortization of upfront incentive consideration(4)	67,411	—	—	67,411
Acquisition-related amortization(3a)	—	—	(95,860)	(95,860)
Adjusted Operating Income (Loss)	$850,916	$246,833	$(391,600)	$706,149

Operating income margin	33.3%	23.0%	NM	13.8%
Adjusted EBITDA margin	39.4%	38.7%	NM	30.0%

	Year Ended December 31, 2016
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$835,248	$217,631	$(593,307)	$459,572
Add back:
Selling, general and administrative	132,537	71,685	421,931	626,153
Cost of revenue adjustments:
Depreciation and amortization(3)	72,110	153,204	62,039	287,353
Restructuring and other costs(3)	—	—	12,660	12,660
Amortization of upfront incentive consideration(4)	55,724	—	—	55,724
Stock-based compensation	—	—	19,213	19,213
Adjusted Gross Profit	1,095,619	442,520	(77,464)	1,460,675
Selling, general and administrative	(132,537)	(71,685)	(421,931)	(626,153)
Joint venture equity income	2,780	—	—	2,780
Selling, general and administrative adjustments:
Depreciation and amortization(3)	4,826	1,228	120,579	126,633
Restructuring and other costs(6)	—	—	5,626	5,626
Acquisition-related costs(7)	—	—	779	779
Litigation costs(8)	—	—	46,995	46,995
Stock-based compensation	—	—	29,311	29,311
Adjusted EBITDA	970,688	372,063	(296,105)	1,046,646
Less:
Depreciation and amortization(3)	76,936	154,432	182,618	413,986
Amortization of upfront incentive consideration(4)	55,724	—	—	55,724
Acquisition-related amortization(3a)	—	—	(143,425)	(143,425)
Adjusted Operating Income (Loss)	$838,028	$217,631	$(335,298)	$720,361

Operating income margin	35.2%	21.4%	NM	13.6%
Adjusted EBITDA margin	40.9%	36.5%	NM	31.0%

Non-GAAP Footnotes

(1)
Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014, (iii) Abacus International Lanka Pte Ltd of 40% beginning in July 2015, and (iv) Sabre Bulgaria of 40% beginning in November 2017.

(2)
Impairment and related charges represents an $81 million charge in 2017 associated with net capitalized contract costs related to an Airline Solutions' customer based on our analysis of the recoverability of such amounts.

(3)	Depreciation and amortization expenses:

a.
Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in Sabre Asia Pacific Pte Ltd's ("SAPPL") net assets prior to our acquisition of SAPPL on July 1, 2015.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(5)	In 2017, Other, net includes a benefit of $60 million due to a reduction to our liability under the TRA primarily due to a provisional adjustment resulting from the enactment of TCJA which reduced the U.S. corporate income tax rate, offset by a loss of $15 million related to debt modification costs associated with a debt refinancing. In 2016, we recognized a gain of $15 million from the sale of our available-for-sale marketable securities, and $6 million gain associated with the receipt of an earn-out payment related to the sale of a business in 2013. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(6)
Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs. We recorded $25 million and $20 million in charges associated with announced actions to reduce our workforce in 2017 and 2016, respectively. These reductions aligned our operations with business needs and implemented an ongoing cost and organizational structure consistent with our expected growth needs and opportunities. In 2015, we recognized a restructuring charge of $9 million associated with the integration of Abacus, and reduced that estimate by $4 million in 2016, as a result of the reevaluation of our plan derived from a shift in timing and strategy of originally contemplated actions. As of December 31, 2017, our actions under this plan have been substantially completed and payments under the plan have been made.

(7)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of Abacus, the Trust Group and Airpas Aviation.

(8)
Litigation (reimbursements) costs, net represent charges and legal fee reimbursements associated with antitrust litigation. In 2017, we recorded a $43 million reimbursement, net of accrued legal and related expenses, from a settlement with our insurance carriers with respect to the American Airlines litigation. In 2016, we recorded an accrual of $32 million representing the trebling of the jury award plus our estimate of attorneys’ fees, expenses and costs in the US Airways litigation.

(9)	In 2017, the tax impact on net income adjustments includes a provisional impact of $47 million recognized in the fourth quarter of 2017 as a result of the enactment of the TCJA in December 2017.